Exhibit 5.1

December 20, 2007

SMF Energy Corporation
800 West Cypress Creek Road, Suite 480
Fort Lauderdale, Florida 33309

Re:	Registration Statement on Form S-3

Gentlemen:

We are counsel to SMF Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission on December 20, 2007 (the “Registration Statement”), relating to a proposed offering by the Selling Stockholders to the public of a maximum of 4,566,219 shares of the Company’s common stock, $.01 par value (the “Common Stock”) and 79,054 common stock purchase warrants (“Warrants”). The Common Stock being offered for resale includes the 79,054 shares underlying the same number of Warrants and the 3,633,296 shares issuable upon conversion of the four-year Senior Secured Convertible Promissory Notes (the “August 2007 Convertible Notes”).

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. Following effectiveness of the Registration Statement, the issued and outstanding Common Stock is validly issued, fully paid and non-assessable.

3. Following effectiveness of the Registration Statement, the Warrants, when duly authorized, executed and delivered against the payment specified therefore, and pursuant to an agreement duly authorized, executed and delivered by the Company and the holder of the Warrants, will be validly issued.

4. Following effectiveness of the Registration Statement, the Common Stock, assuming issuance in accordance with the terms of the Warrants and the August 2007 Convertible Notes will, when sold, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours, /s/ Davis Graham & Stubbs LLP Davis Graham & Stubbs LLP